Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement of Vulcan Materials Company on Form S-3, filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Registration Statement"), of our reports dated February 4, 2000, appearing in and incorporated by reference in the Annual Report on Form 10-K of Vulcan Materials Company for the year ended December 31, 1999 and to the reference to us under the heading "Experts" in the prospectus supplement, which is part of the Registration Statement.

/s/ DELOITTE & TOUCHE LLP

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Birmingham, Alabama
February 2, 2001